Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-129097) pertaining to the Tri-S Security Corporation 2004 Stock Incentive Plan of our report dated March 31, 2006, with respect to the consolidated financial statements of Tri-S Security Corporation which are included in the Form 10-K for the year ended December 31, 2005.

/s/ Tauber & Balser, P.C.

Atlanta, Georgia

April 10, 2006